UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2015

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On October 26, 2015, UQM Technologies, Inc. (“UQM”) announced that it had entered into a ten-year Supply Agreement (the “Supply Agreement”) with ITL Efficiency Energy Tech CO. Ltd. (“ITL”), a bus manufacturing company headquartered in Beijing, China.  Under the Supply Agreement, which was executed October 20, 2015, ITL agreed to exclusively purchase all of its required electric motor and controller products from UQM for ten years (the “Term”), so long as UQM can meet ITL’s electric motor and controller product needs.

Pursuant to the terms of Supply Agreement, ITL’s purchase obligations become binding upon execution of “release authorizations,” specifying the products ordered, quantity to be purchased, delivery dates and other logistical matters.  On  October 23, 2015, ITL issued a purchase order under the Supply Agreement for 3,000 units of UQM products.

The Supply Agreement provides for specified pricing per product, with price decreasing as a cumulative quantity ordered increases.  A portion of the payment is due immediately upon issuance of a release authorization with a remaining balance due prior to shipment.  UQM will warrant the products supplied under the terms of the Supply Agreement for five years.    UQM maintains its rights to its intellectual property pursuant to the terms of the Agreement.

The parties expect that UQM will manufacture products to be supplied under the Supply Agreement at its Colorado facility through at least 2017, with plans to produce future product for ITL in China thereafter.

A copy of the Supply Agreement is attached hereto as Exhibit 10.1. A copy of UQM’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.Description of Exhibit

10.1Supply Agreement dated October 20, 2015 by and between ITL and UQM. (Portions omitted pursuant to request for confidential treatment filed separately with the Commission.)

99.1Press Release of UQM dated October 26, 2015.

SIGNATURES

Pursuansig pt to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.

Dated: October 26, 2015	By: /s/ DAVID I. ROSENTHAL
David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.Description of Exhibit

10.1Supply Agreement dated October 20, 2015 by and between ITL and UQM. (Portions omitted pursuant to request for confidential treatment filed separately with the Commission.)

99.1Press Release of UQM dated October 26, 2015.